As filed with the Securities and Exchange Commission on June 28, 2013
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM S‑8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________
SUMMIT MIDSTREAM PARTNERS, LP
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	45-5200503 (I.R.S. Employer Identification No.)

2100 McKinney Avenue, Suite 1250
Dallas, Texas 75201
(Address of Principal Executive Offices, Including Zip Code)
____________________
SUMMIT MIDSTREAM PARTNERS, LLC DEFERRED COMPENSATION PLAN
(Full Title of the Plan)

Brock M. Degeyter
2100 McKinney Avenue, Suite 1250
Dallas, Texas 75201
(214) 242-1955
(Name, Address and Telephone Number of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations (1)			$50,000,000 (2)	$6,820

(1)
The Deferred Compensation Obligations are unsecured obligations of Summit Midstream Partners, LP and certain of its affiliated companies, including Summit Midstream Partners, LLC, to pay deferred compensation in the future in accordance with the terms of the Summit Midstream Partners, LLC Deferred Compensation Plan.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
AND EXPLANATORY NOTE

Summit Midstream Partners, LP (the “Partnership”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) to register $50,000,000 of deferred compensation obligations that may become payable under the Summit Midstream Partners, LLC Deferred Compensation Plan (the “Plan”). The Partnership will send or give to all participants in the Plan the document(s) containing information required by Part I of Form S‑8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Partnership has not filed such document(s) with the Commission, but such documents shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Partnership is including the Deferred Compensation Obligations (as defined below) in this Registration Statement because of the uncertainty as to whether the Deferred Compensation Obligations would or should be considered “securities,” or be subject to registration, under the Securities Act. The inclusion of the Deferred Compensation Obligations in this Registration Statement is not an admission by the Partnership that the Deferred Compensation Obligations are securities or are subject to the registration requirements of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Partnership with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:
(a)    The Registrant’s Annual Report on Form 10-K (File No. 001-35666), filed with the Commission on March 18, 2013, for the fiscal year ended December 31, 2012 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
(b)    The Registrant’s Quarterly Report on Form 10-Q (File No. 001-35666), filed with the Commission on May 14, 2013, for the fiscal quarter ended March 31, 2013 pursuant to the Exchange Act.
(c)    The Registrant’s Current Reports on Form 8-K (File No. 001-35666), filed with the Commission on June 5, 2013 (Items 1.01, 2.01, 2.03, 3.02 and 9.01), June 5, 2013 (Items 8.01 and 9.01) (as amended on June 12, 2013 (Items 8.01 and 9.01)), June 17, 2013 (Items 1.01, 2.03 and 9.01), and June 24, 2013 (Items 1.01, 2.01, 3.02, 7.01 and 9.01).
(d)    All other reports filed by the Registrant with the Commission since December 31, 2012, pursuant to Section 13(a) or 15(d) of the Exchange Act.
Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Partnership pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The securities to be offered under this Registration Statement represent unsecured obligations of the Partnership and certain of its affiliated companies, including Summit Midstream Partners, LLC (collectively, the “Companies” and individually, a “Company”) to pay to the participants in the Plan certain salary, bonus, and other compensation, the receipt of which the participants have elected to defer in accordance with the terms of the Plan (the “Deferred Compensation Obligations”).

Select members of management or highly compensated employees and directors of the Companies are eligible to defer compensation and receive allocations of company-provided contributions under the Plan. For purposes of the Plan, compensation includes salary, bonus, commissions, director fees and such other cash and equity-based compensation approved by the Plan administrative committee. Elections to defer compensation must be made in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable timing requirements set forth in the Plan and specify the amount of deferrals for a plan year and the time and form of payment. Participant deferrals will be 100% vested at all times and may be cancelled by the Plan administrative committee under certain specified circumstances, such as upon an unforeseeable emergency, receipt of a hardship withdrawal from a qualified 401(k) plan or due to disability, in accordance with the terms and conditions of the Plan and the requirements of Section 409A of the Code.

A Company may, in its sole discretion, make restoration matching contributions to the Plan to compensate for matching contributions not received by a participant under a qualified 401(k) plan and may make discretionary contributions to the Plan. Restoration matching contributions will vest in accordance with the vesting schedule applicable to matching contributions under the related qualified 401(k) plan, and discretionary contributions will vest in accordance with the vesting schedule established the Company. These company-provided contributions will become 100% vested upon the earliest to occur of (i) a participant’s death, (ii) a participant’s disability, or (iii) a change in control.

Each participant shall designate the manner in which the amounts allocated to his Plan accounts will be deemed to be invested from among the investment funds and other securities designated from time to time by the Plan administrative committee. Amounts credited to a participant’s account are adjusted for earnings and/or losses. The Plan administrative committee may designate common units of the Partnership as one of the deemed investment options available under the Plan and may require deferrals of equity-based compensation to be allocated to Partnership common units. Unless otherwise provided in an agreement governing an equity-based compensation award, Plan accounts that are deemed invested in Partnership common units will be credited with phantom units equal in value to any distributions made by the Partnership with respect to Partnership common units.

Unless a participant designates a change in control and/or a specified date to receive payment of the Deferred Compensation Obligations credited to his account, the Deferred Compensation Obligations will be received by the participant on the earlier to occur of separation from service, death, disability, or unforeseeable emergency. Payments of Deferred Compensation Obligations will be made in a lump sum, except that a participant may elect to receive payments in the form of installments over a two to fifteen year period in the event of a separation from service (other than due to death or disability). Deferred Compensation Obligations under the Plan will be paid in cash, except that amounts that are deemed invested in Partnership common units may be paid in Partnership common units, which will be issued under the Summit Midstream Partners, LP 2012 Long-Term Incentive Plan. Participants may elect to modify the time and form of payment applicable to the Deferred Compensation Obligations in accordance with the requirements set forth in the Plan and Section 409A of the Code.

The Deferred Compensation Obligations are unsecured general obligations of the Companies and rank pari passu with other unsecured and unsubordinated indebtedness of the Companies. The Deferred Compensation Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance. Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a participant, his or her beneficiary, or an alternate payee under a qualified domestic relations order, will be null and void. The Deferred Compensation Obligations are not convertible into any other security of the Partnership or any other Company, and there is no trading market for the Deferred Compensation Obligations.

A Company may, in its sole discretion, establish a rabbi trust as a vehicle for accumulating assets to pay benefits under the Plan. To the extent a Company elects to establish a trust to provide a source of funds for the payment of Plan benefits, such trust shall be constructed to constitute an unfunded arrangement that does not affect the status of the Plan as an unfunded plan for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code, and the assets of any such trust shall be subject to the claims of the Company’s creditors (including participants) and the establishment of which shall not cause a participant to realize current income on any amounts contributed thereto.

The Companies reserve the right to amend the Plan at any time, except that no amendment can reduce the vested account of any participant accrued as of the date of the amendment or reduce any rights of a participant under the Plan or other Plan features with respect to deferrals made prior to the date of the amendment without the consent of the participant. The Companies may terminate the Plan at any time and, upon termination, the amounts credited to a participant’s account will be paid in a manner that complies with Section 409A of the Code.

The description above of the Deferred Compensation Obligations is qualified in its entirety by reference to the full text of the Plan, a complete copy of which is filed as Exhibit 4.3 to this Registration Statement.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Subject to any terms, conditions, or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Section 7.7(a) of the Partnership’s First Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) provides that the Partnership will indemnify and hold harmless the following persons (each, an “Indemnitee”), in most circumstances, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals:

•	Summit Midstream GP, LLC, the Partnership’s general partner (the “General Partner”);

•	Any departing general partner;

•	Any person who is or was an affiliate of the General Partner or any departing general partner;

•
Any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of the Partnership, its subsidiaries, the General Partner or any departing general partner or any of their affiliates;

•
Any person who is or was serving at the request of the General Partner or any departing general partner or any of their respective affiliates as a manager, managing member, general partner, director, officer, fiduciary or trustee of another person owing a fiduciary duty to the Partnership or any of its subsidiaries; provided that a person shall not be an Indemnitee for purposes of the Partnership Agreement by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and

•
Any person the General Partner designates as an Indemnitee for purposes of the Partnership Agreement because such person’s status, service or relationship exposes such person to potential claims, demands, suits or proceedings relating to the business and affairs of the Partnership and its subsidiaries.

Any indemnification described above will be made only out of the Partnership’s assets. The General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable the Partnership to effectuate such indemnification.

Section 7.7(b) of the Partnership Agreement states that to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized by Section 7.7 of the Partnership Agreement.

Section 7.7(d) of the Partnership Agreement states that the Partnership may purchase and maintain (or reimburse the General Partner or its affiliates for the cost of) insurance, on behalf of the General Partner, its affiliates and such other persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such person in connection with the Partnership’s activities or such person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such person against such liability under the Partnership Agreement.

Subject to any terms, conditions or restrictions set forth in the limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. As of the date of the Registrant’s initial public offering pursuant to its registration statement on Form S-1 (File No. 333-183466) (the “Form S-1”), the General Partner will maintain directors and officers liability insurance for the benefit of its directors and officers.

In addition, Section 8(b) of the Underwriting Agreement (as defined in the Partnership Agreement) provides for the indemnification of the Partnership, the General Partner and Summit Midstream Holdings, LLC, a wholly owned subsidiary of the Partnership (the “Operating Company”), the General Partner’s officers and directors who signed the Form S-1, and each person who controls the Registrant, the General Partner, or the Operating Company, including indemnification for liabilities under the Securities Act.

Under the amended and restated limited liability company agreement of the General Partner, in most circumstances, the General Partner will indemnify (i) Summit Midstream Partners, LLC, as the initial member of the General Partner, and any person later admitted to the General Partner as a member; (ii) any person who is or was an affiliate of the General Partner (other than the Partnership and its subsidiaries); (iii) any person who is or was a member, partner, director, officer, fiduciary or trustee of the General Partner or its affiliates (other than the Partnership and its subsidiaries); (iv) any person who is or was serving at the request of the General Partner or its affiliates as an officer, director, member, manager, partner, fiduciary or trustee of another person; provided, however, that a person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and (v) any person designated by the board of directors of the General Partner.

The General Partner may purchase insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the General Partner or any of its subsidiaries.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Partnership with the Commission, each of the following exhibits is filed herewith:

Exhibit

Number	Description

4.1
Certificate of Limited Partnership of Summit Midstream Partners, LP (incorporated by reference to Exhibit 3.1 to the Partnership’s registration statement on Form S-1 (File No. 333-183466), filed on August 21, 2012).

4.2
First Amended and Restated Agreement of Limited Partnership of Summit Midstream Partners, LP (incorporated by reference to Exhibit 3.1 to the Partnership’s Current Report on Form 8-K (File No. 001-35666), filed on October 12, 2012).

4.3	Summit Midstream Partners, LLC Deferred Compensation Plan

5.1	Opinion of Vinson & Elkins L.L.P.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Anton Collins Mitchell LLP

23.3	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

Item 9.    Undertakings.
(a)    The undersigned Partnership hereby undertakes:
1.    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Partnership pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
2.    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Partnership hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Partnership’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Partnership pursuant to the foregoing provisions, or otherwise, the Partnership has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Partnership of expenses incurred or paid by a director, officer or controlling person of the Partnership in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Partnership will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Partnership certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on June 28, 2013.
SUMMIT MIDSTREAM PARTNERS, LP
By: Summit Midstream GP, LLC, its general partner

By:	/s/ Steven J. Newby
Steven J. Newby
President and Chief Executive Officer
POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby appoints Steven J. Newby and Brock M. Degeyter, acting alone, his or her true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Steven J. Newby	Chief Executive Officer and President	June 28, 2013
Steven J. Newby	(Principal Executive Officer)
/s/ Matthew S. Harrison	Senior Vice President and Chief Financial Officer	June 28, 2013
Matthew S. Harrison	(Principal Financial Officer and Principal Accounting Officer)
/s/ Thomas K. Lane	Director	June 28, 2013
Thomas K. Lane
/s/ Andrew F. Makk	Director	June 28, 2013
Andrew F. Makk
/s/ Curtis A. Morgan	Director	June 28, 2013
Curtis A. Morgan
/s/ Jerry L. Peters	Director	June 28, 2013
Jerry L. Peters
/s/ Jeffery R. Spinner	Director	June 28, 2013
Jeffery R. Spinner
/s/ Susan Tomasky	Director	June 28, 2013
Susan Tomasky

INDEX TO EXHIBITS

Exhibit

Number	Description

4.1
Certificate of Limited Partnership of Summit Midstream Partners, LP (incorporated by reference to Exhibit 3.1 to the Partnership’s registration statement on Form S-1 (File No. 333-183466), filed on August 21, 2012).

4.2
First Amended and Restated Agreement of Limited Partnership of Summit Midstream Partners, LP (incorporated by reference to Exhibit 3.1 to the Partnership’s Current Report on Form 8-K (File No. 001-35666), filed on October 12, 2012).

4.3*	Summit Midstream Partners, LLC Deferred Compensation Plan

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Anton Collins Mitchell LLP

23.3*	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).
_________________
* Filed herewith.